INDEPENDENT AUDITORS' CONSENT


  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 17, 1999 (with respect to Note E, January 3, 2000 and with respect to Note F, February 16, 2000) in the Registration Statement on Form SB-2 of Big Dog Entertainment, Inc.

  /s/ Richard A. Eisner & Company, LLP
  Richard A. Eisner & Company, LLP

  New York, New York
  April 27, 2000